BLOOMBERG INDEX SERVICES LIMITED

731 Lexington Avenue

New York, NY 10022

MASTER INDEX SERVICES LICENSE AGREEMENT

This Master Index Services License Agreement (the “Master Agreement”) is entered into by and between Bloomberg Index Services Limited (“BISL”) and BNY Mellon ETF Trust, a Massachusetts business trust, having its principal place of business at 240 Greenwich Street, New York, NY 10286 (“Client”) as of February 5, 2020 (the “Effective Date”).

In consideration of the mutual promises and agreements contained herein, it is agreed as follows:

1.      Definitions.  In this Master Agreement, the following terms have the following meanings:

Additional Terms means additional terms and conditions to this Master Agreement which are implemented via a Service Schedule or via an amendment.

Agreement means the terms and conditions of this Master Agreement together with the applicable Service Schedule and Additional Terms (if any), as the same may be amended in writing by the Parties from time to time.

Applicable Law means all applicable laws, regulations, rules, or requirements of any relevant regulated market or exchange, or other similar organized securities market, which are in force from time to time during the Term.

Authorized Third Party Platform means a third party platform or application set forth in a Service Schedule in accordance with paragraph 3(g), which either delivers or provides access to the Data to Licensee and/or which Licensee uses to store, analyze or manage Data.

BISL Competitor means any Person that provides products or services which compete with, are substantially similar to, or could act as a substitute for, the Services provided under the Agreement.

BISL Materials means any, or part of, the Data, Marks and Methodology.

Bloomberg means BISL together with its affiliates.

Bloomberg Products means Bloomberg’s current and future informational and/or analytical products and services, including the Bloomberg Terminal, DataLicense, B-Pipe and Server API.

Business Day means any weekday that the major U.S. stock markets are open for trading.

Business Unit means the specific business unit, department or division of Licensee licensed to use a Service provided under a particular Service Schedule and identified therein.

Change of Control means (a) if a Person who Controls Client as of the Effective Date or Licensee as of the Commencement Date ceases to do so at any time thereafter or (b) if another Person acquires Control of Client or Licensee during the Term.

Commencement Date means, in respect of each Service Schedule, the date from which the Service Schedule is deemed to take effect, as set forth therein.

Commercialized means, in respect of any product or service, those which are made commercially available to third parties as a standalone item and/or for which a separately identifiable fee is charged to such third party.

Constituent Level Data means data, information and/or analytics relating to each constituent security or financial instrument in the Indices, including, where applicable and as made available by BISL in a constituent level data file from time to time: security identifier, Pricing Data, market value, classification code, position, maturity, coupon, yield and/or total return.

Contractor means, in respect of the Licensee, any Person not directly employed by the Licensee, who operates on a contracted with or consultancy basis for Licensee (whether employed by a one-man consultancy company or an umbrella agency) provided such Person: (i) has a written contract with Licensee; (ii) provides services to the Licensee substantially equivalent to those of an employee of Licensee; (iii) is subject to substantially the same terms and conditions as an employee of Licensee, including any applicable codes of conduct which would govern such Person’s use of the BISL Materials; and (iv) has access to and use of the BISL Materials, or any portion thereof, solely to provide services to and only for the benefit of the Licensee to assist in Licensee’s fulfilment of the Permitted Purpose.

Contract Year means in relation to a Service Schedule, each successive 12-month period following the Commencement Date.

Control means as follows: a Person will be deemed to “control” another Person if (i) it directly or indirectly owns more than fifty percent (50%) of the voting securities, equity ownership interests, or profits interests of such Person, or (ii) has the power, directly or indirectly, to direct or cause direction of the management of or appoint the majority of the management of such Person whether through the ownership of stock, by contract or otherwise. The terms Controlling and Controlled shall have corresponding meanings.

Covered Entities means Data Providers, Third Party Licensors and any other partners or suppliers of Bloomberg used in the provision of the Services.

Custom Indices means any Indices created and/or developed by BISL pursuant to a Licensee request and published as custom indices for the Licensee as set forth in a Service Schedule.

Data means any and all  information and data made available to Licensee, directly or indirectly (including via an Authorized Third Party Platform), as part of the Service(s), including (as applicable) any Indices, Index Level Data, Constituent Level Data, Pricing Data and/or analytics.

Data Provider means a provider of Third Party Data.

Data Provider Agreement means an agreement between Licensee and a Data Provider in respect of Third Party Data and related services.

Derived Data means data or information that is the output of calculations or analysis performed by Licensee using Data, provided that (a) such Data used in such calculation or analysis does not, in BISL’s sole good faith judgment, remain identifiable in, and may not be readily extracted or reverse-engineered from, such output by a party other than Licensee which derived such Derived Data and (b) that such Derived Data does not, in BISL’s sole good faith judgment, equate to an index.

                                     Page 1 of 9

Effective Date means the date of this Master Agreement, as set forth above.

Fees means any and all fees payable by the Licensee under an Agreement and as set out in the applicable Service Schedule(s).

Financial Product means an investment or financial product or instrument, such as an option, swap, warrant, note or fund, created, issued, executed, managed, administered, exchanged, traded, sold, redeemed, marketed and/or promoted by Licensee that uses, as the basis or component thereof, links or tracks, and/or endeavors to link or track the returns or performance of an Index which may include holding the constituents of an Index in substantially the same proportionate weighting scheme as an Index, and as further set forth and/or described in the applicable Service Schedule.

Index Level Data means aggregated, historical and daily updates to general characteristics of the Indices, including the value of, at a given point in time, the return of an Index and such other data elements and analytics subject to availability as may be made generally available by BISL in an index level data file from time to time.

Indices mean those indices, including (if applicable) Custom Indices, made available to Licensee by BISL as set out in a Service Schedule.

Informational Materials means all advertising material, brochures, regulatory filings, prospectuses, disclosure documents, term sheets, websites, press releases and any other similar information and materials of the Licensee created for use in relation to Financial Products that in any way use or refer to Bloomberg, any Indices and/or any Marks.

Initial Term means the initial two (2) Contract Years or such alternative period commencing as of the Commencement Date of a Service Schedule as set forth in each Service Schedule.

Insubstantial Portion means limited, insubstantial and de minimis amounts of Data when compared to the total amount of Data contained within a data set or data file made available via the Service that is the source of such limited amounts, which shall consist solely of Index Level Data (such as aggregated return, portfolio risk, or performance metrics over a limited set of time horizons); provided that Licensee may include the top and/or bottom twenty (20) constituent securities of the applicable Index in connection with performance attribution to the extent such list of securities does not exceed ten percent (10%) of the total number of constituent securities in such Index.

Intellectual Property Rights means: any inventions (whether or not patentable); trademarks, service marks, logos, trade names, business names and any other indications of origin (including rights in goodwill attached thereto); design rights; rights in or to (or rights in and to) internet domain names, website addresses and social media handles; semi-conductor topography rights; copyrights (including future copyrights) and all moral rights related thereto; index methodologies and methodology coding; database rights; rights in and to confidential information (including trade secrets); and all other intellectual property rights, in each case subsisting at any time in any part of the world (whether registered or unregistered) and any: (a) pending applications, patent or registrations pertaining thereto  in any country or jurisdiction; and (b) similar or analogous rights to any of these rights in any jurisdiction.

Internally Developed Platform means Licensee’s internally-developed software applications used primarily to store, retrieve and manage data and/or perform analysis activities in connection with the Permitted Purpose.

Investment Accounting Activities means back office accounting and audit functions, including, mark-to-market valuations, brokerage activities, trading and settlement management and reporting, order execution and inventory control.

License means the license for the Service granted in accordance with paragraph 3 and the applicable Service Schedule.

Licensee means either the Client and/or its affiliate(s) who are a party to an Agreement, as evidenced by their authorized signature to a Service Schedule which incorporates the terms and conditions of the Master Agreement.

Marks means the trademark BLOOMBERG in word form only together with any other trade names, trademarks, or service marks used by Bloomberg or its Third Party Licensors in commerce in association with the Indices and as expressly set forth in a Service Schedule.

Methodology means the process, procedure, formula, algorithm, rules and/or methodology relating to the construction, calculation, and/or distribution of an Index.

Offering Document means any of those Informational Materials that relate to an actual offer to sell or the sale of a Financial Product, including any offering documents, prospectuses, confirmations, contracts and such other similar or equivalent documents or materials.

Parties mean BISL and the Licensee and each individually, a “Party”.

Permitted Purpose means the purpose for which a Service can be used under the License as set out in the relevant Service Schedule.

Person means any individual, corporation, limited-liability company, partnership, firm, joint venture, association, joint-stock company, trust, or other entity or organization, including a fund, trust, government or political subdivision or an agency or instrumentality thereof.

Pricing Data shall mean the prices, including evaluated prices, for securities or other interests that are calculated and/or made available by BISL under the Agreement as part of the Data.

Related Party means in relation to any Party, any director, officer, employee or agent of such Party.

Renewal Term means the two-year period following the Initial Term and each successive two-year period thereafter, or such alternative period as agreed to by the Licensee and BISL and as set forth in each Service Schedule.

Service means the particular BISL Materials, which may include Data, and related and/or ancillary products and/or services to be provided or licensed by BISL or its affiliate to Licensee as set forth and/or further described in a Service Schedule and as may be updated from time to time.

Service Schedule means a schedule in a form mutually agreed to by BISL (or its affiliate) and Licensee and entered into, and as may be amended, by the Parties from time to time setting out the Service to be provided and/or licensed by BISL and/or an affiliate thereof to Licensee.

                                     Page 2 of 9

Service Schedule Term means the duration of any Service Schedule including the Initial Term and any and all Renewal Terms.

Taxes means any sales, use, withholding, value added, or other tax, assessment or fee of any kind that is imposed by any government or other taxing authority in respect of any Fees paid.

Third Party Data means any and all Data that is provided or licensed to Bloomberg by third parties.

Third Party Licensors means those third parties who directly or indirectly license to Bloomberg any proprietary data, information, indices, Indices, trademarks, service marks and/or other intellectual property included in any Services.

2.      Term

(a)    The Master Agreement shall be effective on and from the Effective Date and shall continue in effect until terminated in accordance with its terms, or otherwise in accordance with law or equity (such period from the Effective Date through the date of termination, the “Term”).

(b)    Subject to and in accordance with the Agreement, BISL shall provide or license those Services set forth in a Service Schedule to the Licensee named therein.  Each Service Schedule shall, unless otherwise set forth therein, be effective on and from the applicable Commencement Date, shall continue for the Initial Term, and shall automatically renew for successive Renewal Terms, unless either Party notifies the other Party of its intent not to renew a Service Schedule with no less than thirty (30) days written notice to the other Party prior to the commencement of any Renewal Term, as applicable. This is at all times subject to the earlier termination of such Service Schedule in accordance with this Master Agreement, the provisions of a particular Service Schedule or otherwise in accordance with law or equity.

3.      License and Permitted Purpose

(a)    BISL grants to Licensee, from the Commencement Date of the applicable Service Schedule until the termination thereof, a worldwide, non-exclusive, non-transferable, non-sublicensable (except as set out in paragraph 3(c) in relation to Contractors) and limited license to access and use the Services solely for the applicable Permitted Purpose.

(b)    Bloomberg and its Third Party Licensors hereby expressly reserve any and all rights, licenses and permissions in and to the Services other than those limited rights explicitly licensed in accordance with the License.

(c)    Contractor License

i)       If and only to the extent that Licensee utilizes any Contractors, Licensee shall be entitled to sub-license to such Contractors the rights to access and use any Services, or any relevant portions thereof, but only in so far as is necessary to enable Licensee to fulfil the Permitted Purpose and provided always that:

(A)   Licensee may not subcontract to a BISL Competitor;

(B)   Licensee shall ensure that the terms of each contract it has with Contractors meets or exceeds the applicable terms of the Agreement to which it applies (including terms related to confidentiality, indemnity, limitation of liability, the License, audit, Additional Terms and acknowledgments of Intellectual Property Rights);

(C)   Licensee shall remain fully liable and responsible to BISL for the acts and omissions of its Contractors (and the acts and omissions of such Contractors shall be deemed to be the acts and omissions of Licensee); and

(D)   BISL shall be a third party beneficiary of the agreement between Licensee and Contractor.

(d)    Restrictions on Use of Data by Licensee

i)       Licensee shall only use the Services or any portion thereof on an Internally Developed Platform, on an Authorized Third Party Platform set forth in the applicable Service Schedule or as otherwise may be expressly set forth in a Service Schedule.

ii)      In no event shall Licensee have the right to modify the Data or create any derivative works, including any derived data or indices, from the Services or any portion thereof, except to the extent permitted under paragraph 3(e) below, or as expressly included as part of a Permitted Purpose set forth in the applicable Service Schedule.

iii)     Licensee acknowledges that Bloomberg does not endorse any Informational Materials or any other research or client reports prepared, published or provided by Licensee under an appropriate License, and Licensee shall not state or imply that Bloomberg or any of its third party agents or licensors approve of, endorse, or express any opinion in respect of any such Informational Materials or any other research materials or client reports.

iv)     Unless expressly set forth in a Service Schedule, the Licenses granted therein may be exercised solely by Licensee and does not cover any affiliates. Licensee shall not allow any other third party to access and/or use the Services and/or any portion thereof, including any BISL Materials, without the express written consent of BISL.

v)      Licensee may not use the Services, or any portion thereof (including any BISL Materials or Derived Data), in any way except as may be expressly set forth under the Permitted Purpose in a Services Schedule, including, without limitation:

(A)   to improve the quality of data sold or contributed by Licensee to any party;

(B)   to create, contribute to, or improve upon any database of reference data or securities master file;

(C)   for any data validation or verification;

(D)   in Investment Accounting Activities (including without limitation using Pricing Data to calculate NAVs);

(E)   to issue, market or promote Financial Products; and

                                     Page 3 of 9

(F)    to create Commercialized products or services that compete with any business, product or service of Bloomberg including, without limitation, any use that may: (x) result in the displacement of an existing subscription of, or the loss of a potential subscription by, a third party to Bloomberg’s information services; (y) result in a reduction of Licensee’s existing or potential subscriptions to Bloomberg’s information services; or (z) prejudice the rights of Bloomberg or any Third Party Licensors to exploit its respective portion of the Data.

vi)     In addition to any rights granted to Licensee under the Permitted Purpose in a Services Schedule, the restrictions in paragraph 3(d)(v) are also subject to any rights that the Licensee has been granted pursuant to a separate written agreement entered into with Bloomberg expressly conveying such rights to Licensee.

vii)    Notwithstanding any other provision of this Agreement, BISL does not represent that the Services are appropriate or available for use in any particular location or for any or all purposes. Licensee shall not provide, any Services: (i) in any country and/or region with respect to which the United States maintains trade sanctions prohibiting the shipment or provision of services, goods, technology or software (a “Sanctioned Jurisdiction”) ; (ii) to, or for the benefit of, the government of a Sanctioned Jurisdiction or a person located in or normally resident of a Sanctioned Jurisdiction; (iii) if applicable, to any national of a Sanctioned Jurisdiction, wherever located; (iv) to anyone on the (A) Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “SDN List”), (B) Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “FSE List”), (C) U.S. Department of Commerce’s Denied Persons List or (D) U.S. Department of Commerce’s Entity List ((A)-(D), the “U.S. Prohibited Party Lists”); (v) to the extent applicable, for the purpose of providing, financing or otherwise dealing in prohibited new equity or new debt of entities listed on the Sectoral Sanctions Identifications List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “SSI List”); or (vi) to anyone for any purpose that would be prohibited under U.S. law, including, without limitation, nuclear, chemical or biological weapons proliferation.

viii)   Each time Licensee receives or uses the Services, Licensee shall be deemed to represent, warrant and covenant to Bloomberg that Licensee is not: (i) located in or normally resident of, or the government of, any Sanctioned Jurisdiction; (ii) a national of a Sanctioned Jurisdiction that is, in such capacity, subject to sanctions prohibitions; (iii) on any U.S. Prohibited Party List; (iv) acting on behalf of or owned or controlled by any person or entity on the SDN List or FSE List; (v) using the Services in connection with providing, financing or otherwise dealing in prohibited new equity or new debt of entities listed on the SSI List, or entities owned or controlled by any entity on the SSI List; or (vi) using the Services for any purpose that would be prohibited under U.S. law, including, without limitation, nuclear, chemical or biological weapons proliferation.

(e)    Derived Data.  BISL acknowledges and agrees that Licensee shall be permitted to create Derived Data solely in connection with a Permitted Purpose and to the extent such Derived Data is created in accordance with the terms of the applicable Service Schedule. If and to the extent that Licensee creates and/or provides Derived Data as permitted in the Agreement, the Licensee shall be responsible for the same (including ensuring compliance with all Applicable Laws) and Bloomberg shall have no responsibility and/or liability to any Person for the same. For the avoidance of doubt, if Licensee re-creates or re-produces data from Derived Data that is substantially the same as the Data, such data shall be treated as Data under the Agreement and not as Derived Data. In addition, without limiting paragraph 3(f) below, to the extent that Licensee creates any Derived Data from any Third Party Data contained within the Data, Licensee represents, warrants and covenants to BISL that it has and shall maintain any and all necessary rights from the applicable Data Provider and/or Third Party Licensor.

(f)     Third Party Data / Additional Terms

i)       Licensee’s access to and use of Third Party Data is not guaranteed and may require the Licensee to enter into a Data Provider Agreement and/or Additional Terms and/or pay additional fees in accordance with paragraph 5(b) BISL’s obligation to provide Third Party Data to Licensee and Licensee’s license to use it under the Agreement shall be subject to, as may be required, Licensee entering into and remaining in compliance with any applicable Data Provider Agreement and/or Additional Terms and/or paying the additional fees in accordance with paragraph 5(b).  If a Data Provider Agreement applies, the terms of the Data Provider Agreement shall apply in addition to the Agreement in respect of such Third Party Data.  Bloomberg disclaims any and all responsibility in respect of and liability for any of the Third Party Data.  Bloomberg shall not be liable for any delay or failure to provide Third Party Data (including any Data that may incorporate or be derived from any Third Party Data) or perform the Services to the extent caused by (i) Licensee’s failure to have or be in compliance with a Data Provider Agreement and/or Additional Terms and/or pay the additional fees in accordance with paragraph 5(b) or (ii) its compliance with any instruction given by a Data Provider to deny Licensee access to any of the Third Party Data (including any Data that may incorporate or be derived from any Third Party Data).

ii)      Licensee acknowledges that Bloomberg may be required by Third Party Licensors, including Data Providers, to disclose certain information to them concerning Licensee’s use of the Services.

(g)    Authorized Third Party Platforms

i)       Licensee may transmit Data to, and access Data via, an Authorized Third Party Platform that is described in the applicable Service Schedule. BISL disclaims any and all responsibility, including for any liability, in respect of the Authorized Third Party Platform or the redistribution of any Data via the Authorized Third Party Platform and any other services provided by the Authorized Third Party Platform provider.  Licensee acknowledges that its use of the Authorized Third Party Platform may be subject to a separate agreement between Licensee and the Authorized Third Party provider.

ii)      To the extent that Bloomberg has an arrangement in place with an Authorized Third Party Platform, Licensee expressly acknowledges and agrees that its access to the Data via such Authorized Third Party Platform may cease at any time, without prior notice, in the event that such arrangement is terminated.

(h)    Changes and Exceptions to Obligations to Calculate, Maintain and Publish Indices.  Bloomberg and/or its Third Party Licensors may from time to time change or alter any aspect of the Services, including any Index, the Methodologies, the composition, the underlying data used for its calculation, and/or its name or applicable Marks. BISL may also make enhancements and upgrades to the Services from time to time as it deems necessary or desirable. Licensee shall comply with such changes, enhancements and upgrades. BISL shall use commercially reasonable efforts to provide Licensee with notice of any material changes to an Index provided, however, that BISL shall have no obligation to provide Licensee with such separate notice in advance of a general notice to be distributed to all of its licensees.

                                     Page 4 of 9

(i)     Non-Exclusivity.  Nothing in the Agreement shall be construed to restrict Bloomberg from any use of the BISL Materials, including, without limitation, from granting any licenses in respect thereof to any third party.

4.      Reliance on the Services

(a)    BISL does not provide investment, tax or other advice of any kind via the Services. No aspect of the Services is based on the consideration of Licensee's individual circumstances. The Services are provided for information purposes only and any investment decisions made in reliance on the Services shall be entirely the responsibility of the Licensee (or its clients or potential clients) and shall be made by the Licensee (or its clients or potential clients) at its (their) own risk. Under no circumstances should any Service be used or considered as an offer to sell or a solicitation of any offer to buy the securities or any other instruments of any issuer or a commitment by Bloomberg or any of its Data Providers to make any offer to enter into, transfer, assign, or terminate any transaction. Licensee acknowledges that the Services are intended for use as an aid to professional investors in making their own informed judgments. Licensee acknowledges and agrees that BISL is not acting as an investment adviser, discretionary manager or fiduciary to Licensee or any third party in connection with the Services and that BISL is not assuming any duties or obligations other than those expressly set out in the Agreement.

(b)    Licensee accepts responsibility for, and acknowledges it exercises its own independent judgment in its selection of the Services, its’ use or intended use of such, and any results obtained therefrom.

5.      Fees.  Licensee shall pay no Fees under this Agreement or its Service Schedules so long as (i) the Product License Service Schedule entered into in accordance with the Master Index Services License Agreement between BISL and The Bank of New York Mellon Corporation (“BNY Mellon Corporation”), with a commencement date of January 1, 2020, related to the licensing of Bloomberg Barclays Indices (“Indices”) for the purposes of using such Indices to create, issue, trade, sell, distribute, market and/or promote Financial Products (the “BNY Mellon Corp. Product License Service Schedule”) remains effective; and (ii) BNY Mellon Corporation remains in good standing.  For the avoidance of doubt, in the event that the BNY Mellon Corp. Product License Service Schedule is terminated in full, this Master Agreement shall automatically terminate as set forth in paragraph 9(i) below.

6.      Proprietary Information and Intellectual Property Rights

(a)    Save in respect of Third Party Data, Licensee acknowledges and agrees that any and all rights in and to the BISL Materials (including Intellectual Property Rights) are the property of Bloomberg and/or their Third Party Licensors.  Licensee acknowledges and agrees any and all rights in and to the Third Party Data (including Intellectual Property Rights) are the property of the Data Providers and/or their licensors. Licensee acknowledges and agrees that the Agreement shall not be construed to vest in Licensee, any affiliate of Licensee or any third party, any rights with respect to the Services or any part thereof except as expressly granted in the License.

(b)    Licensee acknowledges and agrees that the BISL Materials, including Third Party Data contained therein, are valuable property of Bloomberg and/or its Covered Entities and that use of Services or any portions thereof, including any BISL Materials and/or Third Party Data, in a fashion contrary to the terms of the Agreement is likely to cause harm to Bloomberg and/or its Covered Entities which may be irreparable by money or damages, and that Bloomberg and/or its Covered Entities shall be entitled to an injunction against such improper use and to enforce the provisions of the Agreement as is reasonably necessary to prevent or cure the breach (which may include, without limitation, a preliminary injunction, permanent injunction and/or entry of an order of specific performance) without the posting of any bond or other security and without the need to prove that irreparable harm would result from the breach in the absence of equitable relief.  The Parties further agree that, if Bloomberg and/or its Covered Entities are successful in whole or in part in such an action for equitable relief, Licensee shall reimburse Bloomberg and/or its Covered Entities for all costs incurred in the action, including, without limitation, any reasonable attorneys' fees. Nothing, however, contained in the Agreement shall be deemed to waive any of the rights which Bloomberg and/or its Covered Entities may have in law or in equity.

(c)    Licensee shall not use the Marks except as otherwise agreed by the Parties in a Service Schedule. In the event that Licensee has been granted use of the Mark(s), it shall only use the Marks in accordance with such Service Schedule and Licensee shall be required to seek the prior consent of BISL before using such Marks in any manner substantially different from uses previously approved.

7.      Audit

(a)    BFLP may audit the use of the Services during the Term and during the period three (3) years after the later of either termination of a relevant Service Schedule or, to the extent permitted and applicable under a Service Schedule, the date that any Financial Product terminates, liquidates, expires and/or matures in accordance with its terms. In addition, Licensee shall provide BISL with all information reasonably required by BISL from time to time in order to calculate the Fees and/or ensure compliance with the terms of the Agreement. Licensee confirms that any information provided by it in connection with the Agreement will be complete, accurate and not misleading in any material respect and shall notify BISL immediately upon becoming aware that any such information has or will change in any material respect. Upon reasonable prior written notice and during normal business hours, subject to Licensee’s reasonable and standard security procedures provided in writing to BISL (provided such procedures do not frustrate the purpose of the audit), Licensee shall allow BISL and any third party designated by BISL access to Licensee’s and, where applicable, shall procure BISL’s access to any Contractors’, premises, computers (including, but not limited to, hardware, software and network services) and personnel at all reasonable times for the purpose of such audit. Upon the request of BISL, Licensee shall make a management employee available to assist with such audit.

(b)    Licensee agrees that if its use of the Services is shown to be in breach of an Agreement, without limiting any other remedy available to BISL, BISL shall have the right to terminate the Agreement in accordance with paragraph 9(d).

(c)    BISL will pay the costs of such audit, provided that if such audit reveals any breach of the License or payment of the Fees then without prejudice to any other rights and remedies available to BISL:

i)       Licensee will pay the reasonable costs of such audit; and

                                     Page 5 of 9

ii)      Licensee will pay any Fees not properly paid in accordance with the Agreement in accordance with paragraph 5.

8.      Warranties; Disclaimers and Limitations of Liabilities

(a)    Licensee represents, warrants and covenants to BISL that: (i) it has all requisite regulatory and legal authority to enter into and be bound by this Agreement; and (ii) its use of the Services complies with all Applicable Law. In addition, if Licensee receives Pricing Data on over-the-counter derivative instruments pursuant to any Service Schedule, it represents and warrants, and shall be deemed to represent and warrant each time it receives such Pricing Data, that it has total assets exceeding U.S. $10 million or the equivalent in another currency, is a regulated financial institution, insurance company, broker-dealer or futures commission merchant, or is otherwise an “eligible contract participant” as defined in the U.S. Commodity Exchange Act.

(b)    LICENSEE AGREES AND ACKNOWLEDGES THAT THE SERVICES, INCLUDING ALL BISL MATERIALS, ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. WITHOUT LIMITING THE FOREGOING, NEITHER BLOOMBERG, ITS COVERED ENTITIES NOR THEIR RESPECTIVE RELATED PARTIES ASSUMES ANY RESPONSIBILITY NOR DO THEY MAKE, AND HEREBY EXPRESSLY DISCLAIM, ALL ASSURANCES, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, (INCLUDING ANY WARRANTY OR CONDITION OF MERCHANTABILITY, QUALITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE SERVICES, INCLUDING ALL BISL MATERIALS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BLOOMBERG, ITS COVERED ENTITIES AND THEIR RESPECTIVE RELATED PARTIES SHALL NOT BE RESPONSIBLE FOR OR HAVE ANY LIABILITY FOR ANY INJURIES OR DAMAGES CAUSED BY THE SERVICES, FROM WHATEVER CAUSE, INCLUDING FOR ANY CALCULATION ERRORS, INACCURACIES, DELAYS OR INTERRUPTIONS WITH RESPECT THERETO, AND SHALL NOT BE LIABLE FOR ANY LOST PROFITS, LOSSES, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY CLAIM AGAINST LICENSEE BY ANY OTHER PARTY. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, LICENSEE IS SOLELY RESPONSIBLE FOR ANY LOSSES, DAMAGES OR COSTS RESULTING FROM ITS RELIANCE ON THE SERVICES, INCLUDING ALL BISL MATERIALS.

(c)    Licensee shall indemnify, hold harmless and at Licensee’s expense defend Bloomberg, its Covered Entities and their respective Related Parties against any loss, claim, demand or expense (including reasonable attorneys’ fees) arising in connection with a breach of this Agreement by Licensee or the use of the Services by Licensee.

(d)    Notwithstanding anything to the contrary, but subject to paragraph 8(e), to the extent permitted by law, the aggregate liability of Bloomberg, its Covered Entities and their respective Related Parties arising in connection with the Agreement and the Services for damages, regardless of the form of the action, shall not exceed the fees paid by Licensee during the three (3) months preceding the first loss or damage, and this shall be Licensee’s exclusive remedy.

(e)    No Party shall be liable to the other for any default resulting from force majeure, which shall be deemed to include any circumstances beyond the reasonable control of the Party or Parties affected.  No action, regardless of form, arising out of or pertaining to any of the Services may be brought by Licensee more than one year after the cause of action has accrued.

(f)     Notwithstanding anything to the contrary, BISL agrees to indemnify Licensee and hold it harmless and at BISL’s expense defend Licensee against any claim that the BISL Materials provided by BISL hereunder infringe any copyright, trademark or other contractual, statutory or common law rights; provided that (i) Licensee shall promptly notify BISL in writing of the claim, (ii) BISL shall have sole control of the settlement and defense of any action to which this indemnity relates, (iii) Licensee shall cooperate in every reasonable way to facilitate such defense, and (iv) if Licensee becomes aware of any suspected infringement by a third party of any proprietary rights of BISL, Licensee shall promptly notify BISL of such activities.

9.      Termination

(a)    Client or BISL may terminate this Master Agreement upon written notice to the other party if either party is in material breach of this Master Agreement and such breach is not capable of remedy or, if the breach is capable of remedy, the breaching party has failed to remedy such breach within thirty (30) days of receiving written notice requiring it to do so.

(b)    Licensee may terminate a Service Schedule if BISL is in material breach of a Service Schedule and either such breach is not capable of remedy or, if the breach is capable of remedy, BISL has failed to remedy such breach within thirty (30) days of receiving written notice requiring it to do so, the Licensee may terminate that Service Schedule immediately by written notice.

(c)    Licensee may terminate the initial Service Schedule (or any portion thereof as it relates to a particular Service licensed thereunder with an identifiable fee) at any time upon not less than sixty (60) days’ prior written notice to BISL.

(d)    BISL may terminate any Service Schedule(s), in whole or in part, immediately by written notice to Licensee if Licensee is in breach of such Service Schedule (including, for the avoidance of doubt, in breach of the Master Agreement as applied to such Service Schedule) and, if the breach is capable of remedy, Licensee fails to cure such breach within thirty (30) days of written notice from BISL.

(e)    BISL may terminate any and all applicable Service Schedules or relevant portions thereof upon written notice to Licensee (BISL to use all reasonable efforts to provide the Licensee with as much prior notice as is reasonably practicable under the circumstances) if:

i)       BISL concludes in good faith that, pursuant to a legal or regulatory reason, including any government interpretation or any actual or threatened litigation, its ability to license the Services is materially impaired or it can no longer continue to provide such affected part(s) of the Services, including any BISL Materials, as result thereof;

ii)      Bloomberg’s agreement with any Third Party Licensor, including a Data Provider, is terminated and the loss of rights materially impairs the License, which for example, may include the loss of rights to any Marks or  Methodologies (including portions thereof) or if any securities or commodities exchange or other source of Third Party Data (1) ceases to provide data to BISL necessary for providing the Services, (2) terminates BISL’s right to receive data in the form of a “feed”, (3) materially restricts BISL’s right to redistribute data, or (4) institutes charges (other than nominal charges or charges which BISL deems to be reasonable to be incurred in connection with providing the Services) for the provision of data to BISL, the redistribution of such data by BISL to Licensee or use by Licensee thereof in accordance with any Permitted Purpose; or

iii)     Licensee undergoes a Change of Control without first obtaining BISL’s prior written consent (not to be unreasonably withheld).

                                     Page 6 of 9

(f)     BISL may terminate this Master Agreement and/or any relevant Service Schedule or portion thereof by giving Licensee written notice if BISL believes, in good faith, that material damage or harm is occurring, or is reasonably likely to occur, to the reputation or goodwill of Bloomberg as a result of Licensee’s continuing use of the Services. In addition, if BISL notifies the Licensee in writing that it is failing to materially comply with its obligations in relation to use of any Mark under the Agreement, Licensee shall, as soon as reasonably practicable, modify the use of such Mark(s) so as to meet their obligations, and, in the case of Financial Products, not issue any additional Financial Products and/or Information Materials, and use commercially reasonable efforts to remove from circulation any Informational Materials not in compliance until the non-compliance has been rectified to the reasonable satisfaction of BISL. If the use of the Marks has not been rectified to the reasonable satisfaction of BISL within five (5) Business Days from the date of notice, BISL may terminate this Master Agreement.

(g)    Either Party may, without liability for compensation or damages, terminate any and all effected Service Schedules immediately upon written notice to the other Party if:

i)       the other Party files a petition in bankruptcy or for reorganization or rehabilitation under the United States federal bankruptcy law or any similar law of another jurisdiction or any national, state or provincial law for the relief of debtors or is adjudicated bankrupt or insolvent and/or order is passed for the administration or the winding-up, or dissolution of the Licensee; and/or

ii)      the other Party compounds with or convenes a meeting of its creditors and/or gives notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or is commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or makes an assignment for the benefit of its creditors.

(h)    Upon termination or expiration of all Services Schedules entered into in accordance with this Master Agreement, this Master Agreement shall automatically terminate and the Master Agreement shall no longer have any effect. For avoidance of doubt, if a Service Schedule is terminated and other Service Schedules remain in force, this Master Agreement shall remain in force with respect to such other Service Schedules until such time as all Service Schedules expire or are terminated in accordance with their respective terms.

(i)     Upon termination of the BNY Mellon Corp. Product License Service Schedule in full, this Master Agreement shall automatically terminate and the Master Agreement shall no longer have any effect.

10.   Consequences of termination.  Upon termination of the Agreement or any Service Schedule, Licensee’s (and any third parties authorized in accordance with the Agreement) right to use or access the Services in accordance with the Agreement or such Service Schedule shall immediately terminate, as applicable, and Licensee shall immediately delete and purge all Data and all copies thereof provided that, notwithstanding the foregoing, Licensee may continue to store the Data solely: (A) if it otherwise has a license or other agreement in relation to the relevant Data which permits such retention and storage; (B) for such period and to the extent required to comply with Applicable Law; (C) if such Data has been manipulated, stored or combined with other data and is stored by the Licensee in such a way that, in Licensee’s sole good faith judgment, it is commercially impracticable for Licensee to readily identify, delete and purge such Data, including Data stored for disaster recovery purposes (it being acknowledged that it shall be deemed commercially impracticable to delete and purge data where to do so would necessitate the removal or destruction of other commercially significant data); or (D) to the extent contained within Informational Materials or other materials generated in accordance with the Agreement. For the avoidance of doubt, any Data that cannot be deleted and purged in accordance with this paragraph on termination may only be used for the purposes set out in this paragraph.

11.   Assignment

(a)    Licensee may not assign an Agreement or the rights thereunder without the prior written consent of BISL.

(b)    Any purported transfer, assignment or delegation in violation of this paragraph 11 will be null and void and shall give rise to a right to terminate the Agreement in accordance with paragraph 9.

12.   Governing Law

(a)    The Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable choice-of-law principles.  The Parties hereto agree to submit to the jurisdiction of each of the federal and state courts located in New York County, New York in connection with any matters arising out of the Agreement and not to assert a defense of forum non conveniens, sovereign immunity, Act of State or analogous doctrines in connection with any action. This choice of jurisdiction does not prevent Bloomberg from seeking injunctive relief with respect to a violation of Intellectual Property Rights or confidentiality obligations in any appropriate jurisdiction.

(b)    Save as otherwise expressly provided in the Agreement, the rights and remedies of each Party under the Agreement are in addition to, and not exclusive of, any rights or remedies provided by law or equity.

13.   Entire Agreement.  Each Service Schedule shall form part of the Agreement and be read together with the Master Agreement. The Agreement is the entire agreement of the Parties regarding its subject matter, and supersedes all previous and contemporaneous communications, proposals, or agreements between the Parties.  Each Party confirms that it has not relied upon, and shall have no remedy in respect of, any agreement, warranty, statement, representation, understanding or undertaking made by any party (whether or not a Party) unless that warranty, statement, representation, understanding or undertaking is expressly set out in the Agreement.

14.   Parties. Licensee recognizes that Bloomberg and its Covered Entities each have rights with respect to the Services, including the data, information and other items made available by BISL via the Services.  Paragraphs 6 and 8 hereto shall be for the benefit of Bloomberg, its Covered Entities and their respective Related Parties. No other third party has any directly enforceable rights under the terms of the Agreement.  Notwithstanding the foregoing, Client and BISL may modify or terminate this Master Agreement and the Parties may modify or terminate those Service Schedules to which they are a Party without the consent of any third party beneficiary.

15.   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mails, or, if sent by overnight courier, on the next Business Day following deposit with such courier or, if sent via electronic mail, on the day of transmission provided confirmation of receipt is obtained promptly after transmission and a confirming copy is sent via mail; provided in each case that such notice and copies thereof are delivered to the following addresses:

                                     Page 7 of 9

BISL:                    Bloomberg Index Services Limited

731 Lexington Avenue

New York, New York 10022

Attention: Julie Hubell

Telephone: +1-212-617-5241

Email: jhubell@bloomberg.net

With a copy to:     (Same address)

Attention: Legal Department

Telephone: +1-212-318-2000

Email: legalnotices@bloomberg.net

Client:                   As set forth in the Service Schedule.

16.   Publicity.  Neither Party shall make any public announcement regarding the Agreement or any of the contents herein without the prior written consent of the other Party.

17.   Amendments.  This Master Agreement may be amended only by written agreement of Client and BISL (except for those amendments to this Master Agreement as agreed to by the Parties in a Service Schedule) and each Service Schedule may only be amended by written agreement of the Parties thereto, provided, in all cases, any such amendment is signed by a duly authorized representative of the respective parties, and which is explicitly expressed to be an amendment to this Master Agreement and/or the Services Schedule, as applicable.

18.   Counterparts.  This Master Agreement and any Service Schedule may be executed in any number of counterparts, each of which when executed shall constitute an original of such document, but all the counterparts shall together constitute the same document.   An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

19.   Survival.  Paragraphs 1, 3 (other than 3(a)), 4, 6 to 8 and 10 to 19 of this Master Agreement shall survive the expiration or termination of this Master Agreement and any Service Schedule, along with any other provisions which, by their nature, are intended to survive termination.

[Remainder of This Page Intentionally Left Blank; Signature Page Follows] IN WITNESS WHEREOF, each of BISL and Client has caused this Master Agreement to be executed through its duly authorized representative.

                                     Page 8 of 9

BLOOMBERG INDEX SERVICES LIMITED		BNY MELLON ETF TRUST
By:	/s/Steven D. Berkley	By:	/s/Natalya Zelensky
Print Name:	Steven D. Berkley	Print Name:	Natalya Zelensky
Title:	CEO - BISL	Title:	Vice President and Assistant Secretary
Date:	1/23/20	Date:	2/10/2020

                                     Page 9 of 9

BLOOMBERG INDEX SERVICES LIMITED

731 Lexington Avenue

New York, NY 10022

SERVICE SCHEDULE

Product License

This Service Schedule, with a Commencement Date of February 5, 2020, is an agreement between Bloomberg Index Services Limited, a U.K. limited company, with an office at 731 Lexington Avenue, New York, NY 10022 (“BISL”) and BNY Mellon ETF Trust, a Massachusetts business trust, having its principal place of business at 240 Greenwich Street, New York, NY 10286 (“Licensee”) and incorporates, by reference, all the terms and conditions contained in the Master Index Services License Agreement entered into between BISL and Licensee with an Effective Date of February 5, 2020 (“Master Agreement”), except as such Master Agreement may be modified by this Service Schedule. This Service Schedule together with the Master Agreement shall be referred to hereinafter as the “Agreement”. To the extent there is a conflict between the provisions of this Service Schedule and the Master Agreement, this Service Schedule shall prevail with respect such conflict and as it pertains to the subject matter of this Service Schedule only.

Unless separately defined in this Service Schedule, the defined terms used in this Service Schedule will have the same meanings as the defined terms in the Master Agreement.

1.       Definitions:

Affiliate means in relation to Licensee, any Person directly or indirectly Controlling, Controlled by or under the direct or indirect Control of Licensee.

Confidential Information means certain oral and written confidential, proprietary and/or trade secret information concerning information, configurations and services related to Financial Products which have not been announced and/or which are generally not available to the public and disclosed by whatever means, but in such a way that a reasonable person would understand such information to be confidential, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) which concerns Financial Products. For avoidance of doubt, Confidential Information shall include, without limitation, the existence and terms of this Agreement, including the Fees set forth hereunder.

Offering Document means any of those Informational Materials that relate to an actual offer to sell or the sale of a Financial Product, including any offering documents, prospectuses, confirmations, contracts and such other similar or equivalent documents or materials.

Territory means, with respect to the use of BISL Materials in connection with a Financial Product(s) covered by the License granted under this Service Schedule, the territory or other geographical designation in which such use is permitted.

2.      License/Permitted Purpose.

(a)    In accordance with paragraph 3(a) of the Master Agreement and this Service Schedule, BISL hereby licenses to Licensee the following BISL Materials for use by the Licensee to (a) create, issue, trade, sell, distribute, market and/or promote those approved Financial Products set forth hereunder in the listed Territory:

Index/Indices	Mark(s)	Financial Product(s)	Territory
Bloomberg Barclays US Aggregate Index	Name of the Index	Exchange Traded Fund (ETF)	U.S.A.
Bloomberg Barclays US Corporate 1-5 years Index	Name of the Index	Exchange Traded Fund (ETF)	U.S.A.
Bloomberg Barclays US Corporate High Yield Index	Name of the Index	Exchange Traded Fund (ETF)	U.S.A.

(b)    With respect to the License, and at all times subject to the terms and conditions of the Agreement, Licensee shall:

i)       use the Index solely as a basis for, or a component of, the above named or described Financial Product(s) in the Territory; and

ii)      use each Mark in connection with the relevant Financial Product(s) in the Territory solely to the extent necessary to indicate the source of the Index.

(c)    For the avoidance of doubt, nothing contained in the Agreement constitutes a license to (i) use any one or more of the indices which form part of any of the Indices (if applicable) (the “Component Indices”) for any purpose, unless expressly authorized by BISL under this Service Schedule, in which case such Component Indices shall be an “Index” under the Agreement; and (ii) create any derived index based in whole or in part on any Index.

3.      Data Access.  The Agreement does not include the provision or distribution of any Data to the Licensee, and the Licensee expressly agrees and acknowledges that it may need to enter into a separate Service Schedule to receive Data for use in support of the License granted under this Service Schedule.

(a)    Licensee shall procure that all Named Affiliates comply with the provisions of the Agreement and shall remain liable and responsible to BISL and its affiliates for the acts and omissions of all such Named Affiliates. The acts and omissions of Named Affiliates shall be deemed to be the acts and omissions of Licensee.  For the avoidance of doubt, the foregoing shall not limit any right or remedy Bloomberg, its Related Parties or any Covered Entities may have or action any of them may take in respect of any Named Affiliate.   Any loss or damage suffered by Named Affiliates in connection with the Agreement shall be treated as loss or damage suffered by the Licensee and only the Licensee shall be entitled to seek to recover such loss or damage, in each case subject always to the terms and conditions of the Agreement, including the exclusions and limitations of liability set out in paragraph 8 of the Master Agreement.

(b)    Licensee shall be responsible for the payment of Fees associated with Named Affiliates’ use of and access to the BISL Materials.

4.      Additional Terms.

(a)    Confidentiality.

i)       At all times, the Receiving Party shall treat confidentially and shall not otherwise disclose Confidential Information furnished by the Disclosing Party; provided, however, that any of the Disclosing Party’s Confidential Information may be disclosed to the Receiving Party’s affiliates and the Related Parties, representatives, agents and advisors of the Receiving Party and its affiliates (collectively, "Representatives") who need to know such Confidential Information to assist with either Party’s rights and obligations as they relate to the Agreement (it being understood that each such Representative shall be informed of the confidential nature of such Confidential Information and shall be directed to treat such Confidential Information confidentially in accordance with the terms of the Agreement).  All Confidential Information, in whatever form provided, shall remain the property of the Disclosing Party.  The Receiving Party shall use the Disclosing Party’s Confidential Information solely as necessary for such Party to exercise its rights and fulfill its obligations under the Agreement.  Each Party shall be responsible for any breach of this Agreement by any of its Representatives, and, at its sole expense, shall take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of Confidential Information.

ii)      The Receiving Party may disclose Confidential Information to the extent required pursuant to (i) Applicable Law, (ii) the valid order of a court or other governmental entity, (iii) legal process or (iv) applicable listing or quotation requirements of any exchange or quotation system (such requested information being referred to herein as "Legally Required Disclosure"); provided the Receiving Party, to the extent legally permissible provides the Disclosing Party with prompt notice of any request or demand for such Confidential Information so that the Disclosing Party may seek an appropriate protective order or remedy with respect to such Legally Required Disclosure.  If such order or remedy is not obtained, any Legally Required Disclosure made by the Receiving Party shall not be deemed to violate the Agreement, provided that the Receiving Party complied with the notice requirements of this clause 5(a)(ii).

iii)     The Receiving Party shall not be bound by the Agreement with respect to particular portions of Confidential Information to the extent that: (i) such information was previously known by the Receiving Party free of any obligation to keep it confidential as evidenced by documentation; (ii) such information is or becomes publicly available other than through unauthorized disclosure by the Receiving Party; or (iii) such information is developed by or on behalf of the Receiving Party without reference to and independent of any Confidential Information of the Disclosing Party.

(b)    Use of the Marks.

i)       (a) Licensee acknowledges that Bloomberg or its Third Party Licensors, as applicable, are the owners or exclusive licensees of all right, title and interest in and to the Marks and the goodwill of the business related thereto and that all use of the Marks by Licensee (or its Named Affiliates, as applicable) shall inure solely to the benefit of Bloomberg or its Third Party Licensors.  (b) Licensee shall not during the Term or thereafter: (i) apply anywhere in the world for registration in its own name or assist another in seeking registration in its name of the Marks or any mark or domain name consisting thereof or confusingly similar thereto or dilutive thereof; (ii) use the Marks in any manner or commit any other act likely to jeopardize the rights of Bloomberg or its Third Party Licensors; (iii) challenge Bloomberg’s or its Third Party Licensors’ exclusive ownership or primary license to or the validity of the Marks, any application therefor or any registration thereof; or (iv) use or permit the use of the Marks in any manner that would tend to devalue, injure or dilute the goodwill or reputation of Bloomberg, its Third Party Licensors or the Marks.  (c) Licensee acknowledges the importance of Bloomberg’s exercise of control over the quality of use of the Marks and the goods/services provided thereunder and agrees: (i) to use the Marks only in connection with the Permitted Purpose at a level of quality no less than then-current industry standards; (ii) to use the Marks in strict compliance with all guidelines provided by Bloomberg and with such trademark notices as Bloomberg shall direct, which guidelines and directions Bloomberg may revise from time to time; (iii) to provide Bloomberg with access to all materials, books and records relating to or bearing the Marks, including Informational Materials, as well as the goods and services provided under the Marks, in order to confirm Licensee’s (and its Named Affiliates, as applicable) adherence to such guidelines and directions; (iv) to provide Bloomberg with specimens of all use of the Marks upon reasonable advance notice; and (v) immediately to cease any use of the Marks which, in the opinion of Bloomberg, endangers or harms the reputation or validity of the Marks, Bloomberg, any of Bloomberg’s affiliates or their Third Party Licensors.  (d) Bloomberg may terminate this license if Licensee does not take all commercially reasonable steps to remedy such danger or harm as soon as reasonably practicable but in any event within thirty (30) days of receipt of written notice from Bloomberg.

ii)      The Licensee shall use disclaimers in substantially the form set out in Parts 1 and 2 of Annex 1 to this Service Schedule on Informational Materials in accordance with subsection (iii) below in relation to the Financial Product(s), as such disclaimers may be updated by BISL from time to time.

iii)     The Licensee shall ensure that it and each applicable Named Affiliate includes:

(A)   Notice and disclaimer under part 1 of Annex 1 (Long Form Disclaimer) in any Offering Document, aside from machine-generated confirmations or machine-generated contracts; and

(B)   Notice and disclaimer under part 2 of Annex 1 (Short Form Disclaimer) in any other Information Materials that are not Offering Documents,

in each case in English (unless otherwise required by Applicable Law) and in a prominent position where there is any substantive description of the Financial Product and in the same font size as that description. Any changes in these disclaimers must be approved in advance in writing by an authorized officer of BISL.

(c)    The Licensee acknowledges that neither it nor any Named Affiliate(s), as applicable, shall have the right to grant sub-licenses under any License granted pursuant to the Agreement.

(d)    BISL may terminate this Service Schedule, or relevant portion thereof, upon one hundred and twenty (120) days’ prior written notice to the Licensee if BISL intends to discontinue any Index. BISL‘s notice shall specify whether a replacement or substitute index is or will be made available.  The Licensee shall have the option hereunder, within twenty (20) Business Days of receiving such written notice from BISL, to notify BISL in writing of its intent to use the replacement or substitute index, if any, under the terms of the Agreement and subject to any other restrictions, obligations or rights with respect to the use of such index. In the event that the Licensee exercises such option, this Service Schedule shall be automatically amended for the substitute Index in accordance with the terms of the option as set out in the written notice. If the Licensee does not exercise such option or no substitute or replacement index is made available, this Service Schedule, or relevant portion thereof, shall be terminated with respect to that discontinued Index.

5.      Reporting/Fees/Termination. Licensee shall report to BISL the information required under Annex 2 to this Service Schedule.  Licensee shall pay no fees under this Service Schedule so long as (i) the Product License Service Schedule entered into in accordance with the Master Index Services License Agreement between BISL and The Bank of New York Mellon Corporation (“BNY Mellon Corporation”), with a commencement date of January 1, 2020, related to the licensing of Bloomberg Barclays Indices for the purposes of using such Indices to create, issue, trade, sell, distribute, market and/or promote Financial Products (the “BNY Mellon Corp. Product License Service Schedule”) remains effective; and (ii) BNY Mellon Corporation remains in good standing.   For the avoidance of doubt, in the event that the BNY Mellon Corp. Product License Service Schedule is terminated in full, this Service Schedule shall automatically terminate.

6.      Term

Initial Term: Two (2) Years.

Renewal Term(s):  Two (2) Years.

7.      Notices.  For purposes of this Service Schedule, BISL shall provide notices to Licensee at the following address in accordance with paragraph 15 of the Master Agreement:

BNY Mellon ETF Trust

          c/o BNY Mellon ETF Investment Adviser, LLC

          Attention: Legal Department

          240 Greenwich Street – 18th Floor

  New York, NY 10286

8.      Miscellaneous.  Except as otherwise expressly modified herein, the Master Agreement shall remain in full force and effect and is hereby ratified.  This Service Schedule may be executed in one or more counterparts, each of which shall be considered one and the same instrument and an original.  An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original.

[Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Service Schedule to be executed through its duly authorized representative.

BLOOMBERG INDEX SERVICES LIMITED		BNY MELLON ETF TRUST
By:	/s/Steven D. Berkley	By:	/s/Natalya Zelensky
Print Name:	Steven D. Berkley	Print Name:	Natalya Zelensky
Title:	Authorized Signatory	Title:	Vice President and Assistant Secretary
Date:	1/23/20	Date:	2/10/2020

ANNEX 1

TO SERVICE SCHEDULE

Part 1

Long Form Disclaimer

“BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. BARCLAYS® is a trademark and service mark of Barclays Bank Plc, used under license. Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”) (collectively, “Bloomberg”), or Bloomberg’s licensors own all proprietary rights in the “[Insert Name of Bloomberg Barclays IndexSM].”

Neither Barclays Bank PLC, Barclays Capital Inc., nor any affiliate (collectively “Barclays”) nor Bloomberg is the issuer or producer of [insert name of Approved Products] and neither Bloomberg nor Barclays has any responsibilities, obligations or duties to investors in [insert name of Approved Products]. The [insert name of Bloomberg Barclays Indices] is licensed for use by [insert name of the issuer or producer] as the Issuer of [insert name of Approved Products]. The only relationship of Bloomberg and Barclays with the Issuer in respect of [insert name of Bloomberg Barclays Indices] is the licensing of the [insert name of Bloomberg Barclays Indices], which is determined, composed and calculated by BISL, or any successor thereto, without regard to the Issuer or the [insert name of Approved Products] or the owners of the [insert name of Approved Products].

Additionally, [insert name of the producer or issuer] of [insert name of Approved Products] may for itself execute transaction(s) with Barclays in or relating to the [insert name of Bloomberg Barclays Indices] in connection with [insert name of Approved Products]. Investors acquire [insert name of Approved Product] from [insert name of the issuer/producer] and investors neither acquire any interest in [insert name of Bloomberg Barclays Indices] nor enter into any relationship of any kind whatsoever with Bloomberg or Barclays upon making an investment in [insert name of Approved Product]. The [insert name of Approved Products] are not sponsored, endorsed, sold or promoted by Bloomberg or Barclays. Neither Bloomberg nor Barclays makes any representation or warranty, express or implied, regarding the advisability of investing in the [insert name of Approved Products] or the advisability of investing in securities generally or the ability of the [insert name of Bloomberg Barclays Indices] to track corresponding or relative market performance. Neither Bloomberg nor Barclays has passed on the legality or suitability of the [insert name of Approved Products] with respect to any person or entity. Neither Bloomberg nor Barclays is responsible for or has participated in the determination of the timing of, prices at, or quantities of the [insert name of Approved Products] to be issued. Neither Bloomberg nor Barclays has any obligation to take the needs of the Issuer or the owners of the [Insert name of Approved Products] or any other third party into consideration in determining, composing or calculating the [insert name of Barclays Indices]. Neither Bloomberg nor Barclays has any obligation or liability in connection with administration, marketing or trading of the [Insert name of Approved Products].

The licensing agreement between Bloomberg and Barclays is solely for the benefit of Bloomberg and Barclays and not for the benefit of the owners of the [insert name of approved products], investors or other third parties. In addition, the licensing agreement between [insert name of Licensee] and Bloomberg is solely for the benefit of [insert name of Licensee] and Bloomberg and not for the benefit of the owners of the [insert name of Approved Products], investors or other third parties.

NEITHER BLOOMBERG NOR BARCLAYS SHALL HAVE ANY LIABILITY TO THE ISSUER, INVESTORS OR OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES] OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES]. NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, THE INVESTORS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES] OR ANY DATA INCLUDED THEREIN.  NEITHER BLOOMBERG NOR BARCLAYS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [INSERT NAME OF APPLICABLE INDICES] OR ANY DATA INCLUDED THEREIN. BLOOMBERG RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES], AND NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED OR INTERRUPTED PUBLICATION WITH RESPECT TO ANY OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES]. NEITHER BLOOMBERG NOR BARCLAYS SHALL BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE [INSERT NAME OF BLOOMBERG BARCLAYS INDICES] OR ANY DATA INCLUDED THEREIN OR WITH RESPECT TO THE [INSERT NAME OF APPROVED PRODUCTS].

None of the information supplied by Bloomberg or Barclays and used in this publication may be reproduced in any manner without the prior written permission of both Bloomberg and Barclays Capital, the investment banking division of Barclays Bank PLC. Barclays Bank PLC is registered in England No. 1026167, registered office 1 Churchill Place London E14 5HP.”

Part 2

Short Form Disclaimer

“BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. and its affiliates (collectively “Bloomberg”). BARCLAYS® is a trademark and service mark of Barclays Bank Plc (collectively with its affiliates, “Barclays”), used under license. Bloomberg or Bloomberg’s licensors, including Barclays, own all proprietary rights in the Bloomberg Barclays Indices. Neither Bloomberg nor Barclays is affiliated with [insert name of licensee], and neither approves, endorses, reviews or recommends [insert name of Approved Product]. Neither Bloomberg nor Barclays guarantees the timeliness, accurateness or completeness of any data or information relating to [insert name of Bloomberg Barclays Indices], and neither shall be liable in any way to the [insert name of the issuer or producer], investors in [insert name of Approved Product] or other third parties in respect of the use or accuracy of the [Insert name of Bloomberg Barclays Indices] or any data included therein.”

ANNEX 2

TO SERVICE SCHEDULE

1.           Reporting.  Licensee shall, within fifteen (15) days of the last day of the end of each calendar quarter (March 31, June 30, September 30 and December 31) (each a “Quarter”), send a report to BISL setting out the following information in respect of such Quarter on a per Financial Product basis (each a “Quarterly Report”):

(a)          the name and, as applicable, the ticker, CUSIP or other identifier associated with each Financial Product;

(c)          the name of the Index used as the basis of each Financial Product;

(d)          the date each Financial Product is issued, traded or first made available for sale;

(e)          the average daily assets under management or notional value of each Financial Product;

(f)           the total Management Fees (as defined hereinafter) collected for the Quarter;

(g)          the relevant Quarter; and

(h)          any other information that BISL reasonably requires with respect to any or all Financial Products for the purpose of calculating the Fees.

BLOOMBERG INDEX SERVICES LIMITED

731 Lexington Avenue

New York, NY 10022

INTERNAL USE SERVICE SCHEDULE

LICENSOR:			BLOOMBERG INDEX SERVICES LIMITED	Schedule ID:		XXX
LICENSEE:			BNY MELLON ETF TRUST	ACCOUNT No:		XXX
DEPARTMENT:			ORDER DATE:	13-Jan-2020	ORDER No:	XXX

ADDRESS FOR NOTICE:			BILLING ADDRESS:
BNY MELLON ETF TRUST			THE BANK OF NEW YORK MELLON CORPORATION
C/O BNY MELLON ETF INVESTMENT ADVISER, LLC			240 GREENWICH ST
240 GREENWICH ST – 18TH FLOOR

NEW YORK	NY	10286	NEW YORK		NY	10286
(City)	(State/Province)	(Postal Code)	(City)		(State/Province)	(Postal Code)
United States			United States
USER CONTACT:			BILLING CONTACT:
NATALY ZELENSKY	212.922.7075		LINDA MILNER-WONG		+1-207-163-2258

This Service Schedule (the “Service Schedule”), with an Effective Date of February 5, 2020, is between Licensor and Licensee and incorporates by reference all the terms and conditions contained in the Master Index Services License Agreement, with an Effective Date of February 5, 2020, entered into between Licensor and Licensee (“Master Agreement”), except as such may be modified by this Service Schedule. This Service Schedule together with the Master Agreement shall be referred to hereinafter as the “Agreement”. To the extent there is a conflict between the provisions of this Service Schedule and the Master Agreement, this Service Schedule shall prevail with respect to such conflict and as it pertains to the subject matter of this Service Schedule only.

QUANTITY	TYPE OF SERVICES	MONTHLY LICENSE FEE	ANNUAL LICENSE FEE
1	BBG Index Constituent License
1 1 1	Aggregate Global Data High Yield Global Data SFTP	0.00* 0.00* 0.00	0.00* 0.00* 0.00
PO#		$ 0.00*	$ 0.00*

* See Section 6 below.

The Business Unit under this Schedule shall be Investment Advisor.

TERMS AND CONDITIONS

1.      Definitions:

(a)    Unless separately defined in this Service Schedule, the defined terms used in this Service Schedule will have the same meanings as the defined terms in the Master Agreement.

(b)    Licensee Materials means any reports, documents, models (other than indices or Financial Products) or other materials which Licensee creates as a result of using the Service(s), including analyzing the Data, in accordance with and to the extent permitted in the Agreement whether for use internally or externally to Licensee’s clients or prospective clients.

2.      License. In accordance with paragraph 3(a) of the Master Agreement and this Service Schedule, Licensor hereby licenses to Licensee the Index Level Data and/or Constituent Level Data, as applicable, in the Service(s) set forth above for use by the above Business Unit(s).

3.      Permitted Purpose.  Licensee may use the Service(s) identified above, including the Data provided as part thereof, internally, including in Internally Developed Platforms, solely for investment research and portfolio analysis in connection with the Indices, including comparing portfolios against the Indices, performance attribution, evaluating portfolio risk and return characteristics, and other such comparative analysis which utilize the Indices and Data as benchmarks. In addition, Licensee may use the Data to create Derived Data in connection to the foregoing. Furthermore, the Licensee may publish an Insubstantial Portion of the Data (such as aggregated return, portfolio risk, or performance metrics over a limited set of time horizons) and Derived Data on a limited and non-extractable basis (i.e., in PDF file format and not delivered via Excel, CSV, TXT, HTML or similar files) in Licensee Materials, provided that (i) each use of the Data and Derived Data is cited as follows: “Source: Bloomberg Index Services Limited. BLOOMBERG® is a trademark and service mark of Bloomberg Finance L.P. and its affiliates (collectively “Bloomberg”). BARCLAYS® is a trademark and service mark of Barclays Bank Plc (collectively with its affiliates, “Barclays”), used under license. Bloomberg or Bloomberg’s licensors, including Barclays, own all proprietary rights in the Bloomberg Barclays Indices. Neither Bloomberg nor Barclays approves or endorses this material, or guarantees the accuracy or completeness of any information herein, or makes any warranty, express or implied, as to the results to be obtained therefrom and, to the maximum extent allowed by law, neither shall have any liability or responsibility for injury or damages arising in connection therewith.” and (ii) Licensee shall not use or distribute Data or Derived Data in any manner that, in Licensor’s good faith judgment, adversely affects Bloomberg’s (or any of its Data Providers’) ability to license the Data or would cause the use and distributions thereof to be a functional source of, or a substitute for, data otherwise commercially available from Bloomberg or any of its Data Providers.

Account:	[TBD]	Agreement:	[TBD]	Order:	[TBD]	DT: 2506	CI: BISL	Pg 1 of 3	BISLSch 1/09/18

*30443463/3096318/CT0/1/2506/BISL*

ID 0

4.      Delivery Methods and/or Access in or via Authorized Third Party Platforms.  Licensor shall deliver or make available the Service(s) to Licensee via, and/or permit Licensee to access the Services within, the following delivery method(s) and/or Authorized Third Party Platform(s):

Delivery Method(s) and/or Authorized Third Party Platforms	Licensed	Additional Historical Data
SFTP

To the extent one or more of the Authorized Third Party Platforms identified above are not licensed, then, in addition to the terms of the Master Agreement applicable to Authorized Third Party Platforms including, without limitation, paragraph 3(c) of the Master Agreement, Licensee acknowledges and agrees that such unlicensed Authorized Third Party Platform(s) shall be treated as Contractors providing IT and technical services to Licensee in accordance with the Master Agreement, except the restriction under paragraph 3(c)(i)(A) of the Master Agreement shall not apply. In the event that Licensor subsequently enters into an appropriate agreement with such unlicensed Authorized Third Party Platform(s) to cover its access to and use of the Data, Licensor shall notify Licensee and such party shall no longer be deemed a Contractor for purposes of the Agreement and shall solely be considered a licensed Authorized Third Party Platform.

For purposes of this Service Schedule as it applies to any unlicensed Authorized Third Party Platform(s), paragraph 3(g)(ii) of the Master Agreement shall be deemed to be replaced with the following:

“(ii) To the extent that Bloomberg has an arrangement in place with or requires a written agreement be in place with an Authorized Third Party Platform, Licensee expressly acknowledges and agrees that its access to the Data in such Authorized Third Party Platform, including loading Data into such Authorized Third Party Platform for its use, may cease or be terminated at any time by Licensor with prior notice in the event that such arrangement is terminated or Licensor and such Authorized Third Party Platform are unable to come to terms governing such Authorized Third Party Platform’s license to access and/or use the Data for the benefit of Licensee.”

Licensee shall be responsible for all equipment and communications costs associated with, or incurred in connection with, the delivery to, and/or the retrieval by, Licensee of the Service(s). Licensee agrees that the address for notice set forth above shall be Licensee’s primary location for accessing the Services; it being understood and agreed that the foregoing shall not restrict Licensee from sharing the Data internally within the applicable Business Unit and as it is otherwise permitted to share the Data in accordance with the Agreement. Licensee agrees not to share FTP log-in credentials or similar access information in a manner that would violate the Agreement.

5.      Additional Terms.

(a)    Licensee, acting through its duly authorized officer, agent or representative, warrants and covenants, and shall be deemed to represent, warrant and covenant to Licensor and its affiliates each time Licensee accesses or receives any Pricing Data in Australia that, in each case, Licensee is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act.

(b)    As part of the License granted under this Service Schedule and to the extent the Authorized Third Party Platform is licensed by Licensor to do so, Licensee shall be entitled to that historical Data generally made available by the Authorized Third Party Platforms(s) named herein, if any, provided, however, unless expressly set forth hereunder, such amount of historical Constituent Level Data shall not exceed the then current year-to-date plus the prior twelve (12) months of historical Constituent Level Data (“Standard History”). Notwithstanding the foregoing and as it relates to the Additional Historical Data Service as such is made available from an ATPP and to the extent subscribed to as expressly indicated in clause 4 above, Licensee shall be provided with access to that additional historical Constituent Level Data as made available by such ATPP that goes beyond the Standard History, i.e., an additional twenty-four (24) months of historical Constituent Level Data, for the licensed Indices. Notwithstanding anything to the contrary in the Agreement, Licensee shall not be authorized to download and store any Additional Historical Data, other than those Insubstantial Portions thereof included in any reports generated from Licensee’s use of the applicable ATPP.

Account:	[TBD]	Agreement:	[TBD]	Order:	[TBD]	DT: 2506	CI: BISL	Pg 2 of 3	BISLSch 1/09/18

*30443463/3096318/CT0/1/2506/BISL*

ID 0

6.      Fees/Termination.  Licensee shall pay no fees under this Service Schedule so long as (i) the Product License Service Schedule entered into in accordance with the Master Index Services License Agreement between BISL and The Bank of New York Mellon Corporation (“BNY Mellon Corporation”), with a commencement date of January 1, 2020, related to the licensing of Bloomberg Barclays Indices for the purposes of using such Indices to create, issue, trade, sell, distribute, market and/or promote Financial Products (the “BNY Mellon Corp. Product License Service Schedule”) remains effective; and (ii) BNY Mellon Corporation remains in good standing.   For the avoidance of doubt, in the event that the BNY Mellon Corp. Product License Service Schedule is terminated in full, this Service Schedule shall automatically terminate.

7.      Term

Initial Term: 2 year(s)

Renewal Term(s): 2 year(s)

8.      Notices.  In accordance with paragraph 15 of the Master Agreement, Licensor shall provide notices to Licensee at the address for notice set forth above.

9.      Miscellaneous.  Except as otherwise expressly modified herein, the Master Agreement shall remain in full force and effect and is hereby ratified. This Service Schedule, including any amendments, modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail or other electronic means, including via a website designated by Bloomberg by completing the procedures specified on that website.  Any such facsimile, electronic mail transmission or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually.  Licensee agrees that it has the ability to store the information delivered to Licensee electronically such that it remains accessible to Licensee in an unchanged form. To the extent the parties hereto subsequently enter into a Service Schedule with the same Schedule ID, the later Service Schedule shall be deemed to supersede the earlier Service Schedule.

IN WITNESS WHEREOF, each of the Parties has caused this Service Schedule to be executed through its duly authorized representative.

Agreed to by:	Agreed to by:
BNY MELLON ETF TRUST	BLOOMBERG INDEX SERVICES LIMITED
Client Name /s/Natalya Zelensky
Signature (Duly authorized signatory, officer, partner or proprietor) Natalya Zelensky	/s/Steven D. Berkley
Name (Please type or print) Vice President and Assistant Secretary	Signature of Authorized Signatory
Title (Please type or print) 2/10/2020	1/23/20
Date	Date

The following are trademarks and service marks of Bloomberg Finance L.P., a Delaware limited partnership, or its subsidiaries: BLOOMBERG, BLOOMBERG ANYWHERE,  BLOOMBERG MARKETS, BLOOMBERG NEWS, BLOOMBERG PROFESSIONAL, BLOOMBERG TERMINAL and BLOOMBERG.COM. The following are trademarks and service marks of Bloomberg Index Services Limited: HPA, EUROAGG, GLOBALAGG, USAGG and BTRS. Absence of any trademark or service mark from these lists does not waive any intellectual property rights in that that name, mark or logo.  All rights reserved.              600294409.7

Account:	[TBD]	Agreement:	[TBD]	Order:	[TBD]	DT: 2506	CI: BISL	Pg 3 of 3	BISLSch 1/09/18

*30443463/3096318/CT0/1/2506/BISL*

ID 0